Exhibit 99.1

Pennsylvania American Water Announces Agreement to Assume Towamencin Acquisition Agreement

Mechanicsburg, Pa., (March 24, 2023) – Pennsylvania American Water announced today its agreement to assume the obligations with respect to an agreement to purchase all the assets related to the wastewater system of the Towamencin Municipal Authority.

Pennsylvania American Water already provides reliable water and wastewater services to approximately 2.4 million people in the Commonwealth.

“As the Commonwealth’s largest water and wastewater provider, we have a proven history of working collaboratively with local partners to deliver the best long-term solution for their water and wastewater utility services,” said Pennsylvania American Water President Justin Ladner. “We are well positioned to leverage our resources and expertise to address the needs of this community and look forward to welcoming new customers into a region we have long served.”

The Towamencin Municipal Authority serves more than 6,300 wastewater customers.

Chuck Wilson, chairman of the Towamencin Township board of supervisors, voiced support for the agreement: “We are very pleased that Pennsylvania American Water will be our new wastewater partner. They are widely regarded for their operation of wastewater systems, customer service, and environmental stewardship.”

Pennsylvania American Water will seek all necessary approvals from its regulators and expects to close the transaction by mid-year 2024. The company’s rates are set by the Pennsylvania Public Utility Commission (PUC), and any future rate changes would have to be reviewed and approved by the PUC.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.4 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,500 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable, and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

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Media Contact:
Laura Martin
Senior Director, Government & External Affairs
Pennsylvania American Water
(304) 932-7158
laura.martin@amwater.com

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